                                 EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Adams Golf, Inc and Subsidiaries:


We consent to incorporation by reference in Registration Statement
Nos. 333-68129, 333-79495, 333-90391 on Form S-8 of Adams Golf, Inc. of our
report dated January 28, 2000 relating to the consolidated balance sheets of Adams Golf, Inc. and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report is included in the December 31, 1999 Annual Report on Form 10-K of Adams Golf, Inc.

                                            KPMG LLP


Dallas, Texas
March 28, 2000